Brazil Potash Corp.

Deferred Share Unit Plan

Definitions and Interpretation

1.01 Definitions: For purposes of the DSU Plan, unless a word or term is otherwise defined it shall have the following meanings:

(a)	“Act” means the Business Corporations Act (Ontario) or its successor, as amended from time to time;
(b)	“Board” means the board of directors of the Corporation;
(c)	“Change of Control” means any of the following:
(i)	a takeover bid (as defined in the Securities Act (Ontario), not taking into account any exception to the definition), which is successful in acquiring Common Shares,
(ii)	the sale of all or substantially all the assets of the Corporation,
(iii)	the sale, exchange or other disposition of a majority of the outstanding Common Shares in a single transaction or series of related transactions,
(iv)	the dissolution of the Corporation’s business or the liquidation of its assets,
(v)
a merger, amalgamation or arrangement of the Corporation in a transaction or series of transactions in which the Corporation’s shareholders receive less than 51% of the outstanding shares of the new or continuing corporation,

(vi)	the acquisition, directly or indirectly, through one transaction or a series of transactions, by any person or entity, of an aggregate of more than 50% of the outstanding Common Shares,
(vii)
as a result of or in connection with: (A) a contested election of directors; or (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisitions involving the Corporation or any of its Affiliates and another corporation or other entity, the nominees named in the most recent management information circular of the Corporation for election to the Corporation’s board of directors do not constitute a majority of the Corporation’s board of directors.

(d)	“Committee” means the Board or, if applicable, the Compensation Committee of the Corporation;
(e)	“Common Shares” means the common shares of the Corporation;
(f)	“Corporation” means Brazil Potash Corp., a corporation incorporated under the Act;
(g)	“Designated Affiliate” means an affiliate of the Corporation designated by the Committee for purposes of the DSU Plan from time to time;
(h)	“Director” means a member of the Board from time to time;
(i)
“DSU” means the right to receive a DSU Payment evidenced by way of book-keeping entry in the books of the Corporation and administrated pursuant to the DSU Plan, the value of which, on a particular date, shall be equal to the Market Value at that date;

(j)	“DSU Grant Letter” has the meaning in section 3.03;
(k)
“DSU Issue Date” means the date recommended by the Committee and, if the Committee is not the Board, confirmed by the Board from time to time. If a DSU Issue Date falls during a blackout period pursuant to the Corporation’s Disclosure, Confidentiality and Insider Trading Policy, such DSU Issue Date shall become the fifth trading day following the expiry of such blackout period, unless otherwise determined by the Board;

(l)
“DSU Payment” means a cash payment by the Corporation to a Participant equal to the Market Value of a Common Share on the Separation Date multiplied by the number of DSUs held by the Participant on the Separation Date;

(m)	“DSU Plan” means this deferred share unit plan;
(n)
“Eligible Participant” means a person who is an employee, officer or director of the Corporation or of a Designated Affiliate, and such person shall continue to be an Eligible Participant for so long as such person continues to be an employee officer or director of the Corporation or of a Designated Affiliate;

(o)
“Market Value” means the fair market value of such Common Shares as determined by the Committee in its sole discretion. If the Common Shares are listed and posted for trading on any Stock Exchange, recognised by the Board, then the Market Value means the weighted average trading price of the Common Shares for the five consecutive trading days immediately prior to the date as of which the Market Value is defined.;

(p)	“Participant” for the DSU Plan means each Eligible Participant to whom DSUs are issued;
(q)
“Required Shareholder Approval” means the approval by the shareholders of the Corporation, as required pursuant to the unanimous shareholders agreement among the Corporation and its shareholders, as amended from time to time, of the issuance of Common Shares from treasury to satisfy the DSU Payment obligations of the Corporation under any DSUs;

(r)
“Separation Date” means the date that a Participant ceases to be an Eligible Participant for any reason whatsoever, including death of the Eligible Participant, and is otherwise not employed by the Corporation or a Designed Affiliate;

(s)	“Stock Exchanges” means any other stock exchange, such as the TSX, on which the Common Shares may be listed from time to time; and
(t)	“TSX” means The Toronto Stock Exchange.
1.02 Securities Definition: In the DSU Plan, the term “affiliate”, shall have the meaning given to such term in the Securities Act (Ontario).

1.03 Headings: The headings of all articles, parts, sections, and paragraphs in the DSU Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of the DSU Plan.

1.04 Context, Construction: Whenever the singular or masculine are used in the DSU Plan, the same shall be construed as being the plural or feminine or neuter or vice versa where the context so requires.

1.05 Canadian Funds: Unless otherwise provided, all references to dollar amounts in the DSU Plan are to lawful money of Canada.

Purpose and Administration of the DSU Plan

2.01 Purpose of the DSU Plan: The purpose of the DSU Plan is to strengthen the alignment of interests between the Eligible Participants and the shareholders of the Corporation by linking compensation to the future value of the Common Shares. In addition, the DSU Plan has been adopted for the purpose of advancing the interests of the Corporation through the motivation, attraction and retention of key employees of the Corporation and the Designated Affiliates of the Corporation, it being generally recognized that DSU plans aid in attracting, retaining and encouraging key employee commitment and performance due to the opportunity offered to them to receive compensation in line with the value of the Common Shares.

2.02 Administration of the DSU Plan: The DSU Plan shall be administered by the Committee and the Committee shall have full discretionary authority to administer the DSU Plan including the authority to interpret and construe any provision of the DSU Plan and to adopt, amend and rescind such rules and regulations for administering the DSU Plan as the Committee may deem necessary in order to comply with the requirements of the DSU Plan. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and conclusive and shall be binding on the Participants and the Corporation. All costs incurred in connection with the DSU Plan shall be for the account of the Corporation.

2.03 Delegation to Compensation Committee: All of the powers exercisable under the DSU Plan, may, to the extent permitted by applicable law and as determined by resolution of the Directors, be exercised by the Compensation Committee.

2.04 Record Keeping: The Corporation shall maintain a register in which shall be recorded:

(a)	the name and address of each Participant in the DSU Plan;

(b)	the number of DSUs granted to each Participant under the DSU Plan; and

(c)	the date and price at which DSUs were granted

DSU PLAN

3.01 Participants: The Committee may grant and issue to each Eligible Participant on each DSU Issue Date, that number of DSUs as determined by resolution of the Committee.

3.02 Redemption: Each vested DSU held by a Participant who ceases to be an Eligible Participant shall be redeemed by the Corporation on the relevant Separation Date for a DSU Payment to be made to the Participant on such date as the Corporation determines not later than 60 days after the Separation Date and in any event no later than December 31 of that same year, without any further action on the part of the holder of the DSU in accordance with the terms of this part 3.

If a DSU is subject to vesting condition(s), the Participant holding such DSU shall not be entitled to the DSU Payment if the Participant ceases to be an Eligible Participant, other than if the Participant ceases to be an Eligible Participant in the event of, in connection with, or as a result of, a Change of Control, prior to the vesting condition(s) having been satisfied, and such DSU shall then be deemed cancelled. In the event of a Change of Control, each DSU shall automatically vest and be redeemable upon the occurrence of the Separation Date in accordance with the preceding paragraph.

3.03 DSU Letter: Each grant of DSUs under the DSU Plan shall be evidenced by a letter of the Corporation (“DSU Grant Letter”).

Such DSUs shall be subject to all applicable terms and conditions of the DSU Plan and may be subject to any other terms and conditions, including, without limitation, vesting conditions, which are not inconsistent with the DSU Plan and which the Committee deems appropriate for inclusion in a DSU Grant Letter. The provisions of the various DSU Grant Letters entered into under the DSU Plan need not be identical, and may vary from grant to grant and from Participant to Participant.

3.04 Dividends: In the event that a dividend (other than stock dividend) is declared and paid by the Corporation on Common Shares, a Participant will be credited with additional DSUs. The number of such additional DSUs will be calculated by dividing the total amount of the dividends that would have been paid to the Participant if the DSUs in the Participant's account on the dividend record date had been outstanding Common Shares (and the Participant held no other Common Shares), by the Market Value of a Common Share on the date on which the dividends were paid on the Common Shares.

3.05 Term of the DSU Plan: Except for sections 6. 02 and 6.03, the DSU Plan shall become effective June 16, 2015. The DSU Plan shall remain in effect until it is terminated by the Board. Upon termination of the Plan, the Corporation shall redeem all remaining DSUs under section 3.02, as at the applicable Separation Date for each of the remaining Participants.

Withholding Taxes

4.01 Withholding Taxes: The Corporation or any Designated Affiliate may take such steps as are considered necessary or appropriate for the withholding of any taxes or other amounts which the Corporation or any Designated Affiliate is required by any law or regulation of any governmental authority whatsoever to withhold in connection with any DSU or DSU Payment, including, without limiting the generality of the foregoing, the withholding of all or any portion of any DSU Payment or the withholding of the issue of Common Shares to be issued under the DSU Plan (if applicable), until such time as the Participant has paid to, or made satisfactory arrangements for the payment to, the Corporation or any Designated Affiliate for any amount which the Corporation or Designated Affiliate is required by law to withhold with respect to such taxes or other amounts. Without limitation to the foregoing, the Committee may adopt administrative rules under the DSU Plan, which provide for the sale, on behalf of the Participant, of Common Shares (or a portion thereof) in the market upon the issuance of such shares under the DSU Plan, to satisfy the Corporation’s or Designated Affiliate’s withholding obligations under the DSU Plan.

General

5.01 Amendment of DSU Plan: The Committee may from time to time in the absolute discretion of the Committee amend, modify and change the provisions of the DSU Plan, provided that any amendment, modification or change to the provisions of the DSU Plan that would:

(a)	materially increase the benefits under the DSU Plan;
(b)	materially modify the requirements as to eligibility for participation in the DSU Plan; or
(c)	terminate the DSU Plan;
shall be effective only on approval by the Board, and, if required, by any Stock Exchange or and any other regulatory authorities having jurisdiction over the Corporation and provided any such amendment shall be effective only if the DSU Plan will continue to meet the requirements of paragraph 6801(d) of the regulations to the Income Tax Act (Canada) or any successor provision. Notwithstanding any of the foregoing, all amendments, modifications or changes to this DSU Plan are subject to any unanimous shareholder agreements that may be in place from time to time.

5.02 Non-Assignable: Except as otherwise may be expressly provided for under this DSU Plan or pursuant to a will or by the laws of descent and distribution, no DSU and no other right or interest of a Participant is assignable or transferable, and any such assignment or transfer in violation of this DSU Plan shall be null and void.

5.03 Rights as a Shareholder and Director: No holder of any DSUs shall have any rights as a shareholder of the Corporation at any time. Nothing in the Plan shall confer on any Eligible Participant the right to continue as a Director, employee or officer of the Corporation or as a director, employee or officer of any Designated Affiliate or interfere with right to terminate or remove such director, employee or officer.

5.04 Adjustment in Number of Payments Subject to the DSU Plan: In the event there is any change in the Common Shares, whether by reason of a stock dividend, stock split, reverse stock split, consolidation, subdivision, reclassification or otherwise, an appropriate proportionate adjustment shall be made by the Committee with respect to the number of DSUs then outstanding under the DSU Plan as the Committee, in its sole discretion, may determine to prevent dilution or enlargement of rights. All such adjustments, as determined by the Committee, shall be conclusive, final and binding for all purposes of the DSU Plan.

5.05 No Representation or Warranty: The Corporation makes no representation or warranty as to the future value of any rights under DSUs issued in accordance with the provisions of the DSU Plan. No amount will be paid to, or in respect of, an Eligible

Participant under this DSU Plan or pursuant to any other arrangement, and no additional DSUs will be granted to such Eligible Participant to compensate for a downward fluctuation in the price of the Common Shares, nor will any other form of benefit be conferred upon, or in respect of, an Eligible Participant for such purpose.

5.06 Compliance with Applicable Law: If any provision of the DSU Plan or any DSU contravenes any law or any order, policy, by-law or regulation of any regulatory body having jurisdiction, then such provision shall be deemed to be amended to the extent necessary to bring such provision into compliance. For avoidance of doubt, in the event sections 6.02 and 6.03 become effective and the Common Shares become listed on any Stock Exchange, the Board may amend this DSU Plan, at its sole discretion, in order to comply with the requirements of such Stock Exchange, including, without limitation, adding insider participation limits as contemplated under the TSX Company Manual.

5.07 Interpretation: This DSU Plan shall be governed by and construed in accordance with the laws of the Province of Ontario.

5.08 Unfunded Benefit: All DSU Payments to be made constitute unfunded obligations of the Corporation payable solely from its general assets and subject to the claims of its creditors. The Corporation has not established any trust or separate fund to provide for the payment of benefits under the DSU Plan.

5.09 No Other Benefit: No amount will be paid to, or in respect of, a Participant under the DSU Plan to compensate for a downward fluctuation in the price of a Common Share, nor will any other form of benefit be conferred upon, or in respect of, a Participant (or a person with whom the Participant does not deal at arm’s length within the meaning of the Income Tax Act (Canada)), for such purpose.

ADDITIONAL PROVISION FOR
TREASURY BASED SHARE ISSUANCES

6.01 Effectiveness: Sections 6.02 and 6.03 shall become effective only upon receipt by the Corporation of the Required Shareholder Approval.

6.02 Treasury Issuances: Upon this section becoming effective, the Corporation shall have the power, at the Committee’s discretion, and upon mutual agreement of the specific holder of the DSUs, to satisfy DSU Payments payable under DSUs by the issuance of Common Shares from treasury on the basis of, subject to adjustment in accordance with Section 5.04, one Common Share for each DSU. If the Required Shareholder Approval is not obtained, no Common Shares shall be issuable from treasury in respect of DSUs issuable under this DSU Plan. If applicable, share certificates or other evidence of Common Shares issued pursuant to this section shall bear any legend as may be required by applicable securities laws or Stock Exchange rules.

6.03 Maximum: The maximum number of Common Shares made available for the DSU Plan shall not exceed 10.0% of the fully diluted Common Shares from time to time, subject to adjustments pursuant to section 5.04.